EXHIBIT 23.1

Consent of Independent Accountants

To the Board of Directors
CenterSpan Communications Corp.:

    We consent to incorporation by reference in the registration statement (Nos. 333-40323 and 333-57521) on Form S-8 and registration statement (Nos. 333-55554, 333-73333 and 333-86825) on Form S-3 of CenterSpan Communications Corp. and subsidiaries of our report dated March 27, 2001, with respect to the consolidated statements of operations, shareholders' equity and cash flows of CenterSpan Communications Corp. and subsidiaries for the two years in the period ended December 31, 2000, which report appears in the December 31, 2000 Form 10-K of CenterSpan Communications Corp. filed on or about March 30, 2001.

                      /s/ KPMG LLP

Portland, Oregon
March 30, 2001